UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On July 3, 2018, FAT Brands Inc. (the “Company”) completed the acquisition of Hurricane AMT, LLC, a Florida limited liability company (“Hurricane”) for a purchase price of $12,500,000 (the “Acquisition”). The following consolidated financial information presents the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statement of continuing operations of the Company, its subsidiaries and Hurricane as of and for the 26 weeks ended July 1, 2018, and for the year ended December 31, 2017 (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements are based on historical financial statements of the entities, as adjusted to give effect to the Acquisition. The pro forma consolidated statements of operations for the twenty-six weeks ended July 1, 2018 and for the fifty-three weeks ended December 31, 2017 give effect to the Acquisition as if it had occurred on December 26, 2016. The unaudited pro forma consolidated balance sheet as of July 1, 2018 gives effect to the Acquisition as if it had occurred on July 1, 2018. The Pro Forma Financial Statements reflect the following Acquisition terms:

●	The purchase price of $12,500,000 was delivered through the payment of $8,000,000 in cash and the issuance to the Sellers of $4,500,000 of equity units (the “Units”) of the Company valued at $10,000 per Unit, or a total of 450 Units.

●	At the closing, approximately $7,000,000 of the cash portion of the purchase price payable to the sellers was used to retire (A) all indebtedness of Hurricane, including all related party indebtedness, then outstanding; (B) all other liabilities of Hurricane, other than liabilities incurred and payable in the ordinary course of business consistent with past practices; and (C) any accrued salaries and payroll taxes in excess of a $65,000 accrued salary and payroll tax cap.

●	Each Unit consists of (i) 100 shares of the Company’s newly designated Series A-1 Fixed Rate Cumulative Preferred Stock (the “Series A-1 Preferred Stock”) and (ii) a warrant to purchase 125 shares of the Company’s Common Stock at $8.00 per share (the “Series A-1 Warrants”).

●	Holders of Series A-1 Preferred Stock will be entitled to receive cumulative dividends on the $100.00 per share stated liquidation preference of the Series A-1 Preferred Stock, in the amount of cash dividends at a rate of 6.0% per year.

●	Upon (i) the five-year anniversary of the initial issuance date (July 3, 2023), or (ii) the earlier liquidation, dissolution or winding-up of the Company (the “Mandatory Redemption Date”), the holders of Series A-1 Preferred Stock will be entitled to cash redemption of their shares in an amount equal to $100.00 per share plus any accrued and unpaid dividends.

●	Holders of Series A-1 Preferred Stock may also optionally cause the Company to redeem all or any portion of their shares of Series A-1 Preferred Stock beginning any time after the two-year anniversary of the initial issuance date for an amount equal to $100.00 per share plus any accrued and unpaid dividends, which amount may be settled in cash or Common Stock of the Company, at the option of the holder. If a holder elects to receive Common Stock, shares will be issued as payment for redemption at the rate of $12.00 per share of Common Stock.

●	The Series A-1 Warrants shall be exercisable at any time or times beginning on the Issue Date and ending on the five (5) year anniversary of the Issue Date, at which time the Series A-1 Warrants shall terminate if not previously exercised.

●	The exercise price of the Series A-1 Warrants shall be $8.00 per share of Common Stock (the “Exercise Price”)

The pro forma adjustments related to the Acquisition are described in the notes to the Pro Forma Financial Statements.

The pro forma adjustments are based upon available information and methodologies that are factually supportable and directly related to the Acquisition. The Pro Forma Financial Statements include various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had the Acquisition taken place on the dates indicated, or that may be expected to occur in the future.

The Pro Forma Financial Statements do not purport to represent what the consolidated results of operations actually would have been if the Acquisition had occurred on December 26, 2016 or what those results will be for any future periods. The pro forma adjustments are based on information current as at September 14, 2018 (being the latest practicable date prior to the filing of this Form 8-K/A) and does not adjust to reflect any matters not directly attributable to the Acquisition. No adjustment, therefore, has been made for actions that may be taken following the completion of the Acquisition, such as any of our integration plans related to Hurricane. As a result, the actual amounts recorded in the consolidated financial statements of the Company will differ from the amounts reflected in the Pro Forma Financial Statements, and the differences may be material.

FAT Brands Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the 26 Weeks Ended July 1, 2018

(In thousands, except per share information)

	FAT Brands Inc. and Subsidiaries	Hurricane AMT, LLC and Subsidiary		Pro Forma Adjustments (Note 5)		Pro Forma Consolidated Balance

Revenue
Royalties	$5,432		$1,693		$-	$7,125
Franchise fees	698		105		-	803
Store opening fees	105		-		-	105
Advertising fees	1,226		-		883	2,109
Other	32		-		-	32
Total revenue	7,493		1,798		883	10,174

Total general and administrative expenses	5,725		2,302		816	8,843

Income (loss) from operations	1,768		(504)		67	1,331

Non-operating income (expense)
Interest expense, net	(436)		(156)		(474)	(1,066)
Interest expense related to mandatorily redeemable preferred shares	(78)		-		(152)	(230)
Depreciation and amortization	(73)		(254)		(161)	(488)
Other expense, net	(3)		31		-	28
Total non-operating expense	(590)		(379)		(786)	(1,755)

Income (loss) before taxes	1,178		(883)		(719)	(424)

Income tax expense (benefit)	296		-		(201)	95

Net income (loss)	$882		$(883)		$(518)	$(519)

Basic income (loss) per common share	$0.09	$	N/A	$	N/A	$(0.05)
Basic weighted average shares outstanding	10,090,000		N/A		N/A	10,090,000
Diluted income (loss) per common share	$0.09	$	N/A	$	N/A	$(0.05)
Diluted weighted average shares outstanding	10,090,000		N/A		N/A	10,090,000
Cash dividends declared per common share	$0.24	$	N/A	$	N/A	$0.24

The accompanying notes are an integral part of these consolidated financial statements.

FAT Brands Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2017

(In thousands, except share information)

	FAT Brands Inc. and Subsidiaries	Hurricane AMT, LLC and Subsidiary		Pro Forma Adjustments (Note 5)		Pro Forma Consolidated Balance

Revenue
Royalties	$2,023		$3,853		$-	$5,876
Franchise fees	140		195		-	335
Other	10		61		(12)	59
Total revenue	2,173		4,109		(12)	6,270

General and administrative expenses	2,123		5,415		(83)	7,455

Income (loss) from operations	50		(1,306)		71	(1,185)

Non-operating income (expense)
Interest (expense), net	(205)		(217)		(1,042)	(1,464)
Interest expense related to mandatorily redeemable preferred shares	-		-		(301)	(301)
Depreciation and amortization	(23)		(475)		(322)	(820)
Other income (expense), net	(28)		4		94	70
Total non-operating income (expense)	(256)		(688)		(1,571)	(2,515)

Loss before taxes	(206)		(1,994)		(1,500)	(3,700)

Income tax expense (benefit)	407		-		(600)	(193)

Net loss	$(613)		$(1,994)		$(900)	$(3,507)

Basic loss per share	$(0.07)	$	N/A	$	N/A	$(0.41)
Basic weighted average shares outstanding	8,505,263		N/A		N/A	8,505,263
Diluted loss per share	$(0.07)	$	N/A	$	N/A	$(0.41)
Diluted weighted average shares outstanding	8,505,263		N/A		N/A	8,505,263
Dividends declared per share	$-	$	N/A	$	N/A	$-

The accompanying notes are an integral part of these consolidated financial statements.

FAT Brands Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As of July 1, 2018

(In thousands)

	FAT Brands Inc. and Subsidiaries	Hurricane AMT, LLC and Subsidiary	Pro Forma Adjustments (Note 5)	Pro Forma Consolidated Balance

Assets
Current assets
Cash	$955	$611	$-	$1,566
Accounts receivable, net	1,308	607	(218)	1,697
Trade notes receivable, net	152	-	-	152
Due from related parties	-	1,744	436	2,180
Other current assets	354	466	1	821
Total current assets	2,769	3,428	219	6,416

Trade notes receivable – noncurrent, net	244	-	-	244
Due from affiliates	8,967	-	-	8,967
Deferred income taxes	1,815	-	-	1,815
Goodwill	7,356	-	616	7,972
Other intangible assets, net	10,955	2,431	8,589	21,975
Other assets	371	171	144	686
Total assets	$32,477	$6,030	$9,568	$48,075

Liabilities and Stockholders’ Equity (Deficit)
Liabilities
Accounts payable and accrued expenses	$3,891	$2,378	$(744)	$5,525
Deferred income	1,162	96	-	1,258
Due to related parties	-	1,874	(1,874)	-
Accrued advertising	761	-	-	761
Dividend payable on common shares	1,352	-	-	1,352
Dividend payable on mandatorily redeemable preferred shares	53	-	-	53
Current portion of note payable to related parties	950	701	(701)	950
Current portion of long-term debt	2,063	895	(895)	2,063
Other current liabilities	-	187	-	187
Total current liabilities	10,232	6,131	(4,214)	12,149

Deferred income - noncurrent	5,745	640	-	6,385
Mandatorily redeemable preferred shares	9,888	-	4,319	14,207
Long-term debt	-	1,225	6,775	8,000
Notes payable to related parties	-	1,544	(1,544)	-
Other liabilities	25	245	-	270
Total liabilities	25,890	9,785	5,336	41,011

Commitments and contingencies

Stockholders’ equity (deficit)
Common stock	8,990	-	477	9,467
Retained earnings (accumulated deficit)	(2,403)	(3,755)	3,755	(2,403)
Total stockholders’ equity (deficit)	6,587	(3,755)	4,232	7,064
Total liabilities and stockholders’ equity (deficit)	$32,477	$6,030	$9,568	$48,075

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share information)

FAT Brands Inc. is a multi-brand franchising company specializing in fast casual restaurant concepts around the world through its subsidiaries: Fatburger, Buffalo’s and Ponderosa.

Fatburger franchises and licenses the right to use the Fatburger name and provides franchisees with operating procedures and methods of merchandising. The restaurants serve a variety of freshly made-to-order Fatburgers, Turkeyburgers, Chicken Sandwiches, Veggieburgers, French fries, onion rings, soft-drinks and milkshakes. Upon signing a franchise agreement, the Company is committed to provide training, some supervision and assistance, and access to operations manuals. As needed, the Company will also provide advice and written materials concerning techniques of managing and operating the restaurants. The franchises are operated under the name “Fatburger.”

Buffalo’s grants store franchise and development agreements for the operation of casual dining restaurants (Buffalo’s Southwest Cafés) and quick service restaurants outlets (Buffalo’s Express). The restaurants specialize in the sale of Buffalo-Style chicken wings, chicken tenders, burgers, ribs, wrap sandwiches, and salads. Franchisees are licensed to use the Company’s trade name, service marks, trademarks, logos, and unique methods of food preparation and presentation.

Ponderosa and Bonanza Steakhouses offer guests a high-quality buffet and broad array of great tasting, affordably-priced steak, chicken and seafood entrées. Buffets at Ponderosa and Bonanza Steakhouses feature a large variety of all you can eat salads, soups, appetizers, vegetables, breads, hot main courses and desserts. Bonanza Steak & BBQ operates full service steakhouses with fresh farm-to-table salad bar, including a menu showcase of USDA flame-grilled steaks, house-smoked BBQ and contemporized interpretations of traditional American classics.

The Company also co-brands its franchise concepts. These co-branded restaurants sell products of multiple affiliated brands and share back-of-the-house facilities.

On July 3, 2018, the Company completed the Acquisition of Hurricane for a purchase price of $12.5 million. The original Hurricane Grill & Wings® opened in Fort Pierce, Fla., in 1995 and is known for its jumbo fresh wings, more than 35 signature sauces and rubs and tropical, laid-back vibe. Named by USA Today as one of “10 Great Places to Wing It;” selected as one of the “Future 50” by Restaurant Business as well as one of Franchise Times “Top 40 Fast and Serious,” Hurricane Grill & Wings’ menu includes crave-able Hurricane’s Garlic & Parm fries, tasty salads, seafood entrees and fresh ½ pound burgers. The brand’s signature Rum Bar with over 21 premium rums leads its tropical drinks menu, along with a wide selection of craft beers and wines. As of July 3, 2018, there were 59 locations in Alabama, Arizona, Colorado, Florida, Georgia, Kansas, New York, and Texas.

The Company plans to utilize Hurricane’s trademark tropical, laid-back American atmosphere to drive new store growth globally. The Hurricane brand is complementary to the Company’s existing portfolio brands, including Buffalo’s Cafe and Buffalo’s Express, each known for serving world-famous chicken wings. The acquisition of Hurricane is expected to create both significant synergies and the opportunity for continued expansion of the FAT Brands portfolio.

(Note 1) Basis of presentation – The Pro Forma Financial Statements are based on historical financial statements of the entities, as adjusted to give effect to the Acquisition. The pro forma consolidated statements of operations for the twenty-six weeks ended July 1, 2018 and for the fifty-three weeks ended December 31, 2017 give effect to the Acquisition as if it had occurred on December 26, 2016. The unaudited pro forma consolidated balance sheet as of July 1, 2018 gives effect to the acquisition as if it had occurred on July 1, 2018. In addition to the historical financial statements included as exhibits to this Form 8-K, the Pro Forma Financial Statements should be read in conjunction with the Company’s Form 10-K as of December 31, 2017, the Form 10-Q as of July 1, 2018 and the Form 8-K filed with the SEC on July 10, 2018.

(Note 2) Preliminary purchase price allocation – The Pro Forma Financial Statements include various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Hurricane based on initial estimates of fair value by management and a third-party expert. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and may be subject to change.

The following table shows the preliminary allocation of the purchase price for Hurricane to the acquired identifiable assets and liabilities:

Purchase price	$12,500

Cash	$611
Accounts receivable	389
Notes receivable from related parties	2,180
Intangible assets	11,020
Goodwill	616
Other current assets	467
Other assets	19
Accounts payable and accrued expenses	(1,634)
Other current liabilities	(187)
Deferred franchise fees	(736)
Other liabilities	(245)
Total identifiable assets	$12,500

(Note 3) Identifiable intangible assets – Our preliminary valuation estimate of identifiable intangible assets is based on initial valuations performed by management and third-party experts. However, these estimates are preliminary, as we have not completed our analysis of all the facts surrounding the business acquired and therefore have not finalized the accounting for these transactions. These estimates will be refined once the third-party valuation is completed. Our preliminary estimate of identifiable intangible assets total $11,020,000 consisting of trademarks in the amount of $6,840,000 and franchise agreements in the amount of $4,180,000.

(Note 4) Goodwill – Our preliminary valuation estimate of goodwill in the amount of $616,000 is based on the excess of the effective purchase price paid for Hurricane over the estimated fair market value of the identifiable assets and liabilities acquired. These estimates are preliminary and will be refined once the valuation process is completed.

(Note 5) Pro forma adjustments – The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Financial Statements:

Adjustments to the pro forma consolidated balance sheet

Accounts receivable – The terms of the Acquisition allowed the sellers to retain certain trade accounts receivable.

Due from related parties – The assets and liabilities of a closed restaurant were excluded from the Acquisition. The amount due from related parties was increased as a result of this exclusion.

Other assets – The pro forma adjustment to other assets includes financing costs relating to the Acquisition. This was partially offset by the exclusion of certain assets of a closed restaurant which were excluded from the Acquisition

Deferred Income – The terms of the Acquisition required the buyer to assume the deferred income liabilities associated with the acquired franchise agreements. As a non-public company, Hurricane was not required to adopt ASU 2014-09, Revenue from Contracts with Customers (Topic 606), until its 2019 fiscal year. However, as a wholly owned subsidiary of FAT, Hurricane adopted ASU 2014-09 as of the Acquisition date. It is not expected that the adoption of ASU 2014-09 will have a material effect on deferred income. However, this conclusion is preliminary and is subject to change.

Accounts payable and accrued expenses – Certain Hurricane trade accounts payable and accrued interest were repaid with the cash portion of the purchase price.

Due to related parties – The terms of the Acquisition required the repayment of these liabilities with the cash proceeds of the purchase price.

Current portion of notes payable to related parties – The terms of the Acquisition required the repayment of these liabilities with the cash proceeds of the purchase price.

Current portion of long-term debt – The terms of the Acquisition required the repayment of these liabilities with the cash proceeds of the purchase price.

Mandatorily redeemable preferred stock – The purchase price included preferred shares with a par value of $4.5 million. The pro forma adjustment reflects the preferred shares, net of discounts relating to the attached warrants to purchase common stock of the Company and the intrinsic value of a conversion feature of the security.

Long-term debt – The pro forma adjustment to long-term debt reflects the Company borrowing $8 million to partially finance the Acquisition. This was partially offset by the repayment of approximately $1.2 million in Hurricane notes payable with proceeds from the Acquisition.

Notes payable to related parties – The terms of the Acquisition required the repayment of these liabilities with the cash proceeds of the purchase price.

Common stock – The additional paid in capital of the Company was increased as a result of the valuation of warrants and conversion rights granted as part of the purchase price and to finance the Acquisition.

Accumulated deficit – The members’ capital of Hurricane has been adjusted to reflect the elimination in consolidation with the Company.

Adjustments to the pro forma statements of operations

Other revenue – For the year ended December 31, 2017, Hurricane recorded restaurant revenue for a company owned store. This revenue has been eliminated in the pro forma adjustments since the acquisition did not include company owned restaurants.

Advertising fees – For the interim period ending July 1, 2018, the pro forma adjustments include advertising revenue in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). As a non-public company, Hurricane was not required to adopt ASU 2014-09 until its 2019 fiscal year. However, had the Acquisition occurred on December 26, 2016, Hurricane would have adopted ASU 2014-09 on January 1, 2018.

Selling, general and administrative expenses – During both the 2017 and 2018 periods, Hurricane incurred costs associated with a company owned restaurant. These expenses have been eliminated in the pro forma adjustments since the acquisition did not include company owned restaurants. During the interim period ending July 1, 2018, the pro forma adjustments include advertising expenses in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606).

Interest expense, net – The pro forma interest expense has been adjusted to include the interest on an $8 million loan used to finance the acquisition. This adjustment was partially offset by the elimination of the actual Hurricane interest expense for the period, which would not have been incurred had the Acquisition occurred as of December 26, 2016.

Interest expense related to mandatorily redeemable preferred shares – The pro forma adjustment reflects the dividends on the Series A-1 shares, including amortization of the related discount.

Other income (expense), net – The historical financial statements of Hurricane as of December 31, 2017 included a charge for impairment of intangible assets. This expense has been eliminated in the revaluation at Acquisition.

Depreciation and amortization – The pro forma adjustments include the amortization of acquired franchise agreements over their average remaining term of 13 years.

Income tax expense (benefit) – The tax benefit of the net pro forma adjustments is calculated using an effective tax rate of 40% for 2017 and 28% for 2018.